EX-99.(h)(1)(a)

MASTER DISTRIBUTION AGREEMENT

This Master Distribution Agreement, made as of the 1st day of July, 2021 (the “Agreement”), is between Invesco Dynamic Credit Opportunity Fund, a Delaware statutory trust (the “Trust”),  and Invesco Distributors, Inc., a Delaware corporation (the “Distributor”).

WITNESSETH:
WHEREAS, the Trust is registered with the Securities and Exchange Commission (the “SEC”) as a closed-end management investment company under the Investment Company Act of 1940 (the “1940 Act”);
WHEREAS, the Trust may issue multiple classes of shares (the “Shares”), which are, unless otherwise noted, registered with the SEC under the Securities Act of 1933 (the “1933 Act”);
WHEREAS, the Distributor is registered with the SEC as a broker-dealer under the Securities Exchange Act of 1934 (the “1934 Act”) and is a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”); and
WHEREAS, the Trust seeks to retain the Distributor for the sale of the Trust’s Shares.
NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:
Section 1. The Trust hereby appoints the Distributor as its exclusive agent for the sale of the Shares in accordance with the terms of the then current prospectus (the “Prospectus”) and statement of additional information (the “SAI”) of the Trust. The Distributor hereby accepts such appointment as exclusive agent for the sale of the Shares and agrees that it will use its best efforts to sell the Shares pursuant to the terms of this Agreement.
Section 2. The Trust shall sell Shares through the Distributor under the terms and conditions set forth in this Agreement. The Trust may also sell Shares directly, without the use of the Distributor, in accordance with applicable law, including, but not limited to, transactions between the Trust or class and its shareholders only, transactions involving the reorganization of the Trust, transactions involving the merger or combination of the Trust with any corporation, association, trust, partnership or other organization, or transactions in connection with the acquisition of all or substantially all of the property and assets of such corporation, association, trust, partnership or other organization.
Section 3. The Distributor shall enter into agreements with investment dealers and financial institutions selected by the Distributor, authorizing such investment dealers and financial institutions to offer and sell the Shares to the public upon the terms and conditions set forth therein, which shall not be inconsistent with the provisions of this Agreement. Each agreement shall provide that the investment dealer or financial institution shall act as a principal, and not as an agent, of the Trust. Such dealers and financial institutions shall be registered with the SEC as a broker or dealer under the 1934 Act and shall be members in good standing of FINRA, or shall be institutions exempt from registration as a broker or dealer under the 1934 Act or excepted from the definition of broker or dealer under the 1934 Act.  Shares sold to such dealers and financial institutions shall be for resale by such entities only at the public offering price as set forth in this Agreement.
Section 4.
(A) The public offering price of the Shares of the Trust (the “offering price”) shall be the net asset value per share plus a front-end sales charge, if any, set forth in its Prospectus. Net asset value per share shall be determined in accordance with the provisions of the Prospectus and SAI of the Trust. The

Prospectus may also contain a schedule of contingent deferred sales charges to be imposed at the time of redemption of certain Shares. The front‑end sales charges and schedule of contingent deferred sales charges may reflect scheduled variations in, the elimination of, or waivers of sales charges on sales of or redemptions of Shares either generally to the public, or to any specified class of investors or in connection with any specified class of transactions, in accordance with applicable rules and regulations and exemptive relief granted by the SEC and as set forth in the Prospectus and SAI applicable to the Shares. The Distributor and the Trust shall apply any then applicable scheduled variation in, elimination of, or waiver of, the selling commission or contingent deferred sales charge uniformly to all classes of transactions or classes of investors.

(B) The Trust shall have the right to specify minimum amounts for initial and subsequent orders for purchases of Shares of the Trust.
(A) The Distributor shall be entitled to charge a sales commission on the sale or redemption, as appropriate, of class of the Trust’s Shares in the amount of any initial, deferred or contingent deferred sales charge as set forth in the Trust’s Prospectus.  The Distributor may allow any investment dealer or financial institutions such commissions or discounts from and not exceeding the total sales commission as the Distributor shall deem advisable, so long as any such commissions or discounts are set forth in the Trust’s Prospectus to the extent required by the applicable federal and state securities laws.  The Distributor may also make payments to investment dealers or financial institutions from its own resources, subject to the following conditions:  (a) any such payments shall not create any obligation for or recourse against the Trust or class thereof and (b) the terms and conditions of any such payments are consistent with the Trust’s Prospectus and applicable federal and state securities laws and are disclosed in the Trust’s Prospectus or SAI to the extent such laws may require.
(B) The Distributor shall also be entitled to compensation for services as provided in any distribution plan (a “12b-1 Plan”) adopted as to any class of the Trust’s Shares pursuant to Rule 12b-1 under the 1940 Act. The compensation provided in any 12b-1 Plan may be divided into a distribution fee and a service fee, as set forth in such 12b-1 Plan and the Trust’s Prospectus and SAI, each of which is compensation for different services to be rendered to the Trust.  Subject to the termination provisions in a 12b-1 Plan, any distribution fee with respect to the sale of a Share subject to such 12b-1 Plan shall be earned when such Share is sold and shall be payable from time to time as provided in the 12b-1 Plan.  The distribution fee payable to the Distributor as provided in any 12b-1 Plan shall be payable without offset, defense or counterclaim (it being understood that nothing in this sentence shall be deemed a waiver by the Trust of any claim the Trust may have against the Distributor).
Section 6.
(A) The Trust shall redeem the Shares from shareholders in accordance with the terms set forth from time to time in the Prospectus (including the summary prospectus) and/or SAI of  the Trust. The price to be paid to a shareholder to redeem the Shares shall be equal to the net asset value of the Shares being redeemed, less any applicable contingent deferred sales charge, calculated pursuant to the then applicable schedule of contingent deferred sales charges, and if applicable, after payment of any applicable contingent deferred sales charge, less any applicable redemption fee, which redemption fee shall be retained by the Trust. The Distributor shall be entitled to receive the amount of any applicable contingent deferred sales charge. The Trust shall pay or cause the Trust’s transfer agent to pay the applicable contingent deferred sales charge to the Distributor on the date net redemption proceeds are payable to the redeeming shareholder.
(B) If Shares are tendered to the Trust for redemption or repurchase by the Trust within seven business days after the Distributor’s acceptance of the original purchase order for such Shares, the Distributor will immediately refund to the Trust the full sales commission (net of any allowances to investment dealers or financial institutions) allowed to the Distributor on the original sale, and will promptly, upon receipt thereof, pay to the Trust refunds from investment dealers or financial institutions of the balance of sales commissions reallowed by the Distributor. The Distributor shall notify the investment dealer or financial institution of such redemption or repurchase within ten days of the date on which the certificate or written request for redemption is delivered to the Distributor or the Trust.

Section 7.
(A) The Distributor will accept orders for the purchase of Shares only to the extent of purchase orders actually received and not in excess of such orders, and it will not avail itself of any opportunity of making a profit by expediting or withholding orders. The Trust may reject purchase orders where, in the judgment of the Trust, such rejection is in the best interest of the Trust.
(B) The Distributor shall not purchase Shares for its own account for purposes of resale to the public, but the Distributor may purchase Shares for its own investment account upon assurance, which may be in writing, that the Shares will not be resold except through by the Trust.
(C) Shares shall be offered for sale only in those jurisdictions where they have been properly registered and/or appropriately notice filed, or are exempt from registration. The Trust will furnish the Distributor with such information and will take such action as the Distributor may reasonably request in order to qualify the Shares of the Trust for sale to the public under the Blue Sky Laws of jurisdictions in which the Distributor may wish to offer them.
(D) If and whenever the determination of the Trust’s net asset value is suspended and until such suspension is terminated, no further orders for Shares shall be accepted by the Distributor except such unconditional orders placed with the Distributor before it had knowledge of the suspension. In addition, the Trust reserves the right to suspend sales of its Shares and the Distributor’s authority to accept orders for such Shares on behalf of the Trust if, in the judgment of the Trust’s Board of Trustees, it is in the best interests of the Trust to do so, such suspension to continue for such period and on such terms as may be determined by the Board. In that event, no orders to purchase Shares shall be processed or accepted by the Distributor on behalf of the Trust while such suspension remains in effect except for Shares necessary to cover unconditional orders accepted by the Distributor before it had knowledge of the suspension or in accordance with such terms.
Section 8. The Trust shall bear (or enter into arrangements providing that persons other than the Trust shall bear) the expenses:
(A) of the preparation, including legal fees, and typesetting of all the Trust’s registration statements under the 1933 Act and/or 1940 Act and pre- and post-effective amendments thereto (each, an “Amendment”) or supplements filed with the SEC, other than those necessitated by the Distributor’s (including the Distributor’s affiliates’) activities or applicable rules and regulations related to the Distributor’s activities where such Amendments or supplements result in expenses which the Trust would not otherwise have incurred;
(B) of the preparation, printing, mailing and distribution of any reports or communications which the Trust sends to its existing shareholders, including expenses associated with printing, mailing and distributing annually any updated Prospectuses (including summary prospectuses) and, if applicable, SAIs to existing shareholders, other than those necessitated by the Distributor’s (including the Distributor’s affiliates’) activities or applicable rules and regulations related to the Distributor’s activities where such reports or communications result in expenses which the Trust would not otherwise have incurred;
(C) of the preparation and typesetting of the Trust’s audited and certified financial statements to be included in a shareholder report or any Amendments;
(D) of printing, mailing and distributing any Prospectus or summary prospectus included with the confirmation of any purchase order of Shares of the Trust;

(A) of reimbursing the reasonable costs of dealers that elect to “print on demand” any Prospectus or summary prospectus included with the confirmation of any purchase order of Shares of the Trust; and
(B) of filing and other fees to Federal and State securities regulatory authorities necessary to continue offering the Shares of the Trust.
Section 9. The Distributor shall bear (or enter into arrangements providing that persons other than the Distributor shall bear) the expenses:
(A) of the preparation, including legal fees, typesetting, printing, and distributing (including mailing) of all Prospectuses (including summary prospectuses) and SAIs and supplements thereto if the Prospectus (including summary prospectus), SAI or supplement arises from the Distributor’s (including the Distributor’s affiliates’) activities or applicable rules and regulations related to the Distributor’s activities and those expenses would not otherwise have been incurred by the Trust;
(B) of printing from the final proof and distributing (including mailing) the Prospectuses (including summary prospectuses) and, if applicable, SAIs for the Shares (including supplements thereto) relating to public offerings made by the Distributor pursuant to this Agreement (which shall not include those Prospectuses, summary prospectuses, SAIs and supplements thereto to be distributed to existing shareholders of the Trust), and any other promotional, marketing or sales literature used by the Distributor or furnished by the Distributor to investment dealers and financial institutions in connection with such public offerings, and expenses of advertising in connection with such public offerings; and
(C) incurred in connection with its registration as a broker or dealer or the registration or qualification of its officers, directors or representatives under Federal and State laws.
The Trust acknowledges that some of the expenses to be borne by the Distributor under Section 9(B) may be paid from Rule 12b-1 fees that the Distributor receives from the applicable class of the Trust from time to time.
Section 10. The Distributor shall be an independent contractor and neither the Distributor, nor any of its officers, directors, employees or representatives is or shall be an employee of the Trust in the performance of the Distributor’s duties hereunder.
Section 11.The Trust will furnish to the Distributor such information with respect to the Trust and class of Shares of the Trust, in such form and signed by such of the Trust’s officers as the Distributor may reasonably request, and the Trust warrants that the statements therein contained, when so signed, will be true and correct.
Section 12. Other than the currently effective Prospectus (including summary prospectus) and SAI of the Trust, the Distributor will not issue any sales material or statements except literature or advertising which conforms to the requirements of Federal and State securities laws and regulations and which have been filed, where necessary, with the appropriate regulatory authorities.  The Distributor will furnish the Trust with copies of all such materials, upon request, prior to their use and no such material shall be published if the Trust shall reasonably and promptly object.  The Distributor shall comply with the applicable Federal and State laws and regulations where Shares are offered for sale and conduct its affairs with the Trust and with dealers, brokers or investors, including the rules and regulations of FINRA.
Section 13. The books and records maintained by the Distributor shall be the property of the Trust.  The Distributor shall prepare, maintain and preserve such books and records as required by the 1940 Act and other applicable laws, rules and regulations.  The Distributor shall surrender such books and records to the Trust, in the form in which such books and records have been maintained or preserved, promptly upon receipt of instructions from the Trust.  The Trust shall have access to such books and records at all times during the Distributor’s normal business hours.  Upon the reasonable request of the Trust, copies of any such books and records shall be provided by the Distributor to the Trust at the Trust’s expense.  The Distributor shall assist the Trust, the Trust’s independent auditors, or, upon approval of the Trust, any regulatory body, in any requested review of the Trust’s books and records, and reports by the Distributor or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request.

Section 14. The Distributor shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided, and shall provide to the Trust a certification to such effect no less than annually or as otherwise reasonably requested by the Trust.  The Distributor shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Trust.
Section 15. The Distributor agrees to maintain an anti-money laundering program in compliance with Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”) and all applicable laws and regulations promulgated thereunder.  At the request of the Trust, the Distributor will supply the Trust with copies of the Distributor’s anti-money laundering policy and procedures, and such other relevant certifications and representations regarding such policy and procedures as the Trust may reasonably request from time to time.
Section 16.
 (A) In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Distributor or any of its directors or officers, the Trust shall indemnify the Distributor and each of its directors and officers against any and all claims, demands, liabilities and expenses (including the reasonable costs of investigating or defending any alleged claim, demand, liability or expense and reasonable legal counsel fees incurred in connection therewith) which the Distributor may incur under the 1933 Act, or common law or otherwise, arising out of or based upon any alleged untrue statement of a material fact contained in any registration statement or Prospectus (including summary prospectus) and SAI of the Trust, or any omission to state a material fact therein, the omission of which makes any statement contained therein misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished to the Trust in connection therewith by or on behalf of the Distributor.
The Trust shall be entitled to participate, at its own expense, in the defense, or, if the Trust so elects, to assume the defense of any suit brought to enforce any such claim, but, if the Trust elects to assume the defense, such defense shall be conducted by legal counsel chosen by the Trust and satisfactory to the Distributor and its directors and officers. In the event that the Trust elects to assume the defense of any such suit and retain such legal counsel, the Distributor and its directors and officers shall bear the fees and expenses of any additional legal counsel retained by them. If the Trust does not elect to assume the defense of any such suit, the Trust will reimburse the Distributor and its directors and officers in such suit for the reasonable fees and expenses of any legal counsel retained by them.
(B) The Distributor shall indemnify the Trust and each of its Trustees and officers against any and all claims, demands, liabilities and expenses (including the reasonable costs of investigating or defending any alleged claim, demand, liability or expense and reasonable legal counsel fees incurred in connection therewith) which such party may incur under the 1933 Act, or common law or otherwise, arising out of or based upon any alleged untrue statement of a material fact contained in any registration statement or Prospectus (including summary prospectus) and SAI of the Trust, or any omission to state a material fact therein, if such statement or omission was made in reliance upon, and in conformity with, information furnished to the Trust in connection therewith by or on behalf of the Distributor.
The Distributor shall indemnify the Trust and each of its Trustees and officers against any and all claims, demands, liabilities and expenses (including the reasonable costs of investigating or defending any alleged claim, demand, liability or expense and reasonable legal counsel fees incurred in connection therewith) which such party may incur arising out of or based upon any act or deed of the Distributor or its sales representatives which has not been authorized by the Trust in its Prospectus (including summary prospectus), SAI or in this Agreement.
The Distributor shall be entitled to participate, at its own expense, in the defense, or, if Distributor so elects, to assume the defense of any suit brought to enforce any such claim, but, if Distributor elects to assume the defense, such defense shall be conducted by legal counsel chosen by Distributor and satisfactory to the Trust and its Trustees and officers. In the event that Distributor elects to assume the defense of any such suit and retain such legal counsel, the Trust and its Trustees and officers shall bear the fees and expenses of any additional legal counsel retained by them. If the Distributor does not elect to assume the defense of any such suit, the Distributor will reimburse the Trust and its Trustees and officers in such suit for the reasonable fees and expenses of any legal counsel retained by them.
(C) Notwithstanding any other provision of the Agreement, the Distributor shall not be liable for any errors of the transfer agent(s) of the Trust, or for any failure of any such transfer agent to perform its duties.
Section 17. As provided by applicable law, the obligations of or arising out of this Agreement are not binding upon any of the shareholders of the Trust individually, but are binding only upon the assets and property of the Trust and that the shareholders shall be entitled, to the fullest extent permitted by applicable law, to the same limitation on personal liability as stockholders of private corporations for profit.
Section 18. This Agreement shall become effective with respect to the Shares of the Trust upon its execution (the “Execution Date”).  Before its execution, the Agreement shall be approved by the Board of Trustees of the Trust, including a vote of the majority of the Trustees of the Trust who are not interested parties to the Agreement or “interested persons” (as defined in Section 2(a)(19) of the 1940 Act) of any party to the Agreement (other than as members of the Board of Trustees), cast in person at a meeting called for such purpose.  The Agreement shall continue in force and effect for a one-year period after the Effective Date and shall continue in full force and effect from year to year thereafter, provided, that such continuance is specifically approved with respect to the Shares of the Trust at least annually (a)(i) by the Board of Trustees of the Trust or (ii) by the vote of a majority of the outstanding Shares of such class of the Trust (as defined in Section 2(a)(42) of the 1940 Act), and (b) by vote of a majority of the Trustees of the Trust who are not parties to the Agreement or “interested persons” (as defined in Section 2(a)(19) of the 1940 Act) of any party to the Agreement (other than as members of the Board of Trustees) cast in person at a meeting called for such purpose.
Section 19. The Agreement (including any Schedules to the Agreement) may be amended by written mutual consent of the parties.
Section 20.
(A) The Agreement may be terminated with respect to the Shares of the Trust or any class of such Shares at any time, without the payment of any penalty, by (i) vote of a majority of the Trustees of the Trust who are not parties to the Agreement or “interested persons” (as defined in Section 2(a)(19) of the 1940 Act) of any party to the Agreement (other than as members of the Board of Trustees of the Trust or (ii) by vote of a majority of the outstanding Shares of such class of the Trust, or (iii) by the Distributor, on sixty (60) days’ written notice to the other party; and
(B) The Agreement shall automatically terminate in the event of its assignment, the term “assignment” having the meaning set forth in Section 2(a)(4) of the 1940 Act.
Section 21. Any notice under the Agreement shall be in writing, addressed and delivered, or mailed postage prepaid, to the other party at such address as the other party may designate for the receipt of notices. Until further notice to the other party, the addresses of the Trust and the Distributor shall be 11 Greenway Plaza, Suite 1000, Houston, Texas 77046-1173; facsimile number: (713) 993-9890.
Section 22. The Distributor’s services pursuant to the Agreement shall not be deemed to be exclusive, and the Distributor may render similar services and act as an underwriter, distributor or dealer for other investment companies in the offering of their shares.
Section 23. Nothing herein contained shall require the Trust to take any action contrary to any provision of its Agreement and Declaration of Trust, as amended, or to any applicable statute or regulation.
Section 24. The Agreement shall be deemed to be a contract made in the State of Delaware and governed by, construed in accordance with and enforced pursuant to the internal laws of the State of Delaware without reference to its conflicts of laws rules.
Section 25.The Agreement shall supersede all Distribution Agreements and Amendments previously in effect between the parties.
Section 26. The Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 27. The parties have signed one document for administrative convenience to avoid a multiplicity of documents.  It is understood and agreed that this document shall constitute a separate agreement with the Distributor and the Trust.

IN WITNESS WHEREOF, the parties have caused the Agreement to be executed in duplicate on the day and year first above written.
Invesco Dynamic Credit Opportunity Fund
By: /s/Jeffrey H. Kupor
Name: Jeffrey H. Kupor
Title: Secretary, Senior Vice President and
Chief Legal Officer

INVESCO DISTRIBUTORS, INC.
By: /s/Nicole Filingeri
Name: Nicole Filingeri
Title: Vice President